For more information contact:	FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

BAR HARBOR BANKING AND TRUST COMPANY COMPLETES BRANCH ACQUISITION

BAR HARBOR, Maine – February 13, 2004 – Bar Harbor Banking and Trust Company, subsidiary of Bar Harbor Bankshares (AMEX: BHB), today announced the completion of its acquisition of the Rockland branch of Androscoggin Savings Bank located at 245 Camden Street on Route 1, Maine. With approximately $21.4 million in deposits and $12.4 million in loans, the branch will open at 8:00 a.m. Saturday morning, February 14th, as a new office of Bar Harbor Banking and Trust Company.

“We would like to take this opportunity to extend a very warm welcome to the customers and employees of the Rockland office,” said Joseph Murphy, Chairman and CEO. “We look forward to providing exemplary customer service, with a broad array of products and services, and to being an active social and civic participant in the greater Rockland community.”

Bar Harbor Banking and Trust Company, founded in 1887, provides full service banking with eleven locations in Down East and Mid Coast Maine.

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